As filed with the Securities and Exchange Commission on November 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LESLIE’S, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5091	20-8397425
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2005 East Indian School Road

Phoenix, Arizona 85016

(602) 366-3999

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Leslie’s, Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Brad A. Gazaway

Senior Vice President, General Counsel

Leslie’s, Inc.

2005 East Indian School Road

Phoenix, Arizona 85016

(602) 366-3999

(Name, address and telephone number (including area code) of agent for service)

With copies to:

Christian O. Nagler

Aslam A. Rawoof

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share, reserved for issuance under the Leslie’s, Inc. 2020 Omnibus Incentive Plan	4,632,353(2)	$17.00(3)	$78,750,001.00	$8,591.63
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Leslie’s, Inc. 2020 Omnibus Incentive Plan	14,017,647(4)	$21.02(5)	$294,650,939.94(5)	$32,146.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered additional shares of common stock, par value $0.001 per share (“Common Stock”), that may become available for issuance in accordance with the provisions of the Leslie’s, Inc. 2020 Omnibus Incentive Plan (the “Incentive Plan”) to prevent dilution in the event of any future change in the outstanding shares of Common Stock as a result of a recapitalization, stock dividends, stock splits or similar transactions which result in an increase in the number of shares of our outstanding Common Stock.

(2)

Represents shares of Common Stock issuable pursuant to the Incentive Plan being registered herein consisting of shares of Common Stock reserved and available for delivery with respect to certain stock options exercisable at $17.00 per share granted under the Incentive Plan in connection with the initial public offering of Leslie’s, Inc., and shares of Common Stock that may again become available for delivery with respect to such options under the Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Incentive Plan.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act based upon the exercise price of $17.00 per share of the options mentioned in footnote 2 above.

(4)

Represents shares of Common Stock issuable pursuant to the Incentive Plan being registered herein, which consist of shares of Common Stock reserved and available for delivery with respect to awards under the Incentive Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Incentive Plan, in each case, other than shares of Common Stock described in footnote 2 above.

(5)

Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act based upon the average of the high and low prices of Common Stock on the Nasdaq Global Select Market on October 30, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Parts I and II of this Form S-8 will be delivered to each employee who is eligible to participate in the Leslie’s, Inc. 2020 Omnibus Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Leslie’s, Inc. (the “Company” or “Registrant”) with the SEC are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

(a) The Registrant’s prospectus, dated October 28, 2020, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-249372).

(b) The description of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), is contained in the Company’s Form 8-A, filed with the SEC on October 26, 2020 (File No. 001-39667), including any amendments or reports filed for the purpose of updating such information.

(c) All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents, except as to specific sections of such reports and documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Fifth Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our bylaws, the Company shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

In addition, the Company’s Fifth Amended and Restated Certificate of Incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. Under our bylaws, the Company is also expressly required to advance certain expenses to our directors and officers and we are permitted to, and currently intend to, carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. The Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Leslie’s, Inc.	Filed with the SEC on November 2, 2020 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference

4.2	Amended and Restated Bylaws of Leslie’s, Inc.	Filed with the SEC on November 2, 2020 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference

4.3	2020 Omnibus Incentive Plan	Filed with the SEC on October 22, 2020 as Exhibit 10.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.4	Form of Stock Option Agreement pursuant to 2020 Omnibus Incentive Plan	Filed with the SEC on October 22, 2020 as Exhibit 10.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

4.5	Form of Restricted Stock Unit Agreement pursuant to 2020 Omnibus Incentive Plan	Filed with the SEC on October 22, 2020 as Exhibit 10.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A and incorporated herein by reference

5.1	Opinion of Kirkland & Ellis LLP	Filed herewith

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)	See Exhibit 5.1

24.1	Power of Attorney (on signature page)	See Signature Page

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Phoenix, Arizona, on November 2, 2020.

LESLIE’S, INC.

By:	/s/ Michael R. Egeck
Name:	Michael R. Egeck
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Steven M. Weddell and Brad Gazaway as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ Steven L. Ortega Steven L. Ortega	Chairman	November 2, 2020

/s/ Michael R. Egeck Michael R. Egeck	Chief Executive Officer (Principal Executive Officer) and Director	November 2, 2020

/s/ Steven M. Weddell Steven M. Weddell	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2020

/s/ Yolanda Daniel Yolanda Daniel	Director	November 2, 2020

/s/ Jodee Kozlak Jodee Kozlak	Director	November 2, 2020

/s/ Marc Magliacano Marc Magliacano	Director	November 2, 2020

/s/ Matthew Lischick Matthew Lischick	Director	November 2, 2020

/s/ Eric Kufel Eric Kufel	Director	November 2, 2020

/s/ Susan O’Farrell Susan O’Farrell	Director	November 2, 2020

/s/ John Strain John Strain	Director	November 2, 2020